Exhibit 10.13
PENTAIR, INC.
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
As Amended and Restated
Effective January 1, 2008

SECTION 1
BACKGROUND AND PURPOSE
     1.1 Background. Effective as of January 17, 1986, Pentair, Inc. adopted a Compensation Plan for Non-Employee Directors. This Plan permits such directors to elect to receive, at some future time as they may designate, payment in shares of Pentair common stock of the fees which would otherwise be paid to them currently in cash for services performed as a director. The Plan has been amended and restated several times since its adoption, with the last such restatement made effective May 1, 2004.
     The 2004 restatement was done to comply with rules issued by the New York Stock Exchange regarding equity compensation plans, to clarify certain administrative procedures, to incorporate amendments adopted since the Plan’s last restatement, and to limit the Plan to a term of ten (10) years.
     Pentair is again amending the Plan, by way of restatement, to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations thereunder.
     1.2 Purpose. Pentair has created this Plan to permit its non-employee directors to receive retainer and meeting fees currently in cash or elect to defer such compensation for future payment in shares of Pentair common stock, together with earnings on such deferred compensation as measured by changes in the value of said stock.
SECTION 2
DEFINITIONS
     Unless the context clearly requires otherwise, when capitalized the terms listed below shall have the following meanings when used in this Section or other parts of the Plan:
     (a) “Account” is an account maintained under the Plan by the Plan Agent to record a Director’s Share Units.
     (b) “Administrator” is Pentair.
     (c) “Board” is the Board of Directors of Pentair, as elected from time to time.
     (d) “Change in Control” is any one of the following:
(i)	When a Person, or more than one Person acting as a group, acquires more than fifty percent (50%) of the total fair market value or total voting power of Pentair’s stock;

(ii)	When a Person, or more than one Person acting as a group, acquires within a twelve (12) month consecutive period, ending with the date of the most recent stock acquisition, stock of Pentair possessing at least thirty percent (30%) of the total voting power of Pentair’s stock;

(iii)	When a majority of the members of Pentair’s Board is replaced within a twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of such Board as constituted before such appointment or election; or

(iv)	When a Person, or more than one Person acting as a group, acquires within a twelve (12) month consecutive period assets from Pentair or an entity controlled by Pentair that have a total gross fair market value equal to seventy-five percent (75%) of the total fair market value of the assets of Pentair and all such entities.
Once a Person or group acquires stock meeting the thresholds set forth in paragraphs (i) and (ii) immediately preceding, additional acquisitions of such stock by that Person or group shall be ignored in determining whether another Change in Control has occurred. Asset transfers between or among controlled entities as determined before such transfers shall not be considered in applying paragraph (iv) immediately preceding.
     (e) “Code” is the Internal Revenue Code of 1986, as amended.
     (f) “Deferred Compensation” is an amount of Fees or meeting attendance fees, the payment of which a Director has elected to receive at some future time pursuant to the terms of the Plan, together with any matching contributions made by Pentair with respect to Fees deferred.
     (g) “Director” is a member of the Board who is neither simultaneously also an employee of Pentair or a related company, nor an individual rendering other services to Pentair or a related company as an independent contractor.
     (h) “Fees” are a Director’s annual Board and committee retainer and committee chair and lead director fees and other similar amounts, excluding meeting attendance fees, paid periodically by Pentair.
     (i) “Pentair” is Pentair, Inc., a Minnesota corporation.
     (j) “Person” is any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.
     (k) “Plan” is the Pentair, Inc. Compensation Plan for Non-Employee Directors as described in this plan document effective January 1, 2008, and as it may be amended from time to time thereafter.
     (l) “Plan Agent” is the entity duly appointed by Pentair to (i) receive funds resulting from a Director’s deferral of Fees, from Pentair matching contributions and from dividends declared on Stock; (ii) purchase shares of Stock with such funds and (iii) maintain Plan Accounts.

     (m) “Share Units” are the units used to credit Deferred Compensation to an Account, which units are valued by reference to the market value per share of Stock on the date the Share Units are allocated to Accounts by the Plan Agent.
     (n) “Stock” is Pentair common stock, par value $0.16-2/3 per share.
     (o) “Year” is the twelve (12) consecutive month period beginning January 1 and ending December 31.
SECTION 3
DEFERRAL OF FEES
     3.1 Eligibility. Upon becoming a member of the Board, a Director may elect to defer receipt of payment of some or all of the Fees paid on account of service as a Director until such future time as the Director shall designate. A Director may also make a deferral election with respect to meeting attendance fees. If a Director does not make a timely deferral election with respect to the Fees or meeting attendance fees payable for a Year, then all such amounts shall be paid in cash to the Director.
     3.2 Deferral Election. (a) General Rule. Each Year a Director may elect to defer receipt of a designated dollar amount or percentage of Fees and meeting attendance fees, with any percentage designation being made in ten percent (10%) increments up to one hundred percent (100%) of such amounts, and to receive such amount as Deferred Compensation. No election to receive Deferred Compensation shall be valid unless entered into prior to the time a Director becomes entitled to receipt of Fees or meeting attendance fees. Generally, a deferral election must be made prior to the first day of the Year in which the amounts to be deferred are earned; but for individuals who first become Directors during a Year, the deferral election for such first Year must be made no later than thirty (30) days following the date such individual’s Board service begins. A deferral election is irrevocable with respect to the Year for which such election is made. Once the time for making a timely election has passed, a Director who did not timely make a deferral election for a Year shall be deemed to have elected to not participate in the Plan.
     (b) Former Director. A Director who was eligible to participate in the Plan, who loses such eligibility by reason of ceasing to serve on the Board or otherwise, and who again becomes eligible to participate in the Plan, shall be able to again make an election to defer payment of Fees and meeting attendance fees as provided in Code section 409A. If the individual can instead qualify as a newly elected Director, then the election rule for such Directors will apply.
     3.3 Matching Contribution. Pentair shall make a matching contribution each month on behalf of each Director who has elected to defer payment of some or all of the Fees otherwise payable in cash to the Director. Said matching contribution shall be equal to fifteen percent (15%) of such amount of the Fees as the Director shall have elected to defer hereunder.

     3.4 Accounting for Deferred Compensation. The Administrator shall cause the Plan Agent to establish an Account for each Director who elects to participate in the Plan. All Deferred Compensation shall be allocated to Accounts as Share Units.
     3.5 Purchase of Stock. The Plan Agent shall purchase Stock on the open market with the Deferred Compensation funds received from Pentair. The Plan Agent shall make all such purchases over one (1) or more business days each month, as agreed to by the Plan Agent and Pentair. All Stock so purchased shall be allocated to Accounts based on the average purchase price obtained over said monthly purchase period and held in a street name or a nominee name; no Director shall have voting or other ownership rights with respect to any Stock acquired for purposes of the Plan. Stock purchased under the Plan by the Plan Agent shall be held by Pentair as an investment to assist Pentair in meeting its obligation to pay Deferred Compensation to Directors.
     Share Units allocated to Accounts shall be adjusted to reflect Stock dividends or splits or other similar adjustments. Cash dividends paid with respect to Stock purchased for purposes of the Plan shall be used to purchase Stock and allocated to Accounts as Share Units.
     3.6 Time of Distribution of Deferred Compensation. (a) General. Except as otherwise provided for in the Plan, or as designated by the Director at the time a deferral election is made, the Director shall receive his or her entire Account balance allocable to a Year within ninety (90) days of the first to occur of the Director’s (i) ceasing to be a member of the Board for any reason other than death, (ii) death, or (iii) a Change in Control.
     (b) Specific Dates of Distribution. A Director may timely elect to receive distribution of his or her entire Account balance allocable to a Year as of one specific future date or one objectively determinable future event date (e.g., a Director’s sixty-fifth (65th) birthday). Such an election, once finally effective, cannot be changed by the Director. In the event of a Change in Control, a Director who has elected a specific future date or an objectively determinable future event date shall remain entitled to payment on such date, regardless of whether a Change in Control shall first occur. In the event of the death of a Director prior to the date elected hereunder for a distribution, the entire Account balance shall be paid within ninety (90) days of the date of such Director’s death.
     (c) Distribution in Event of Death. In the event of a Director’s death, the Deferred Compensation allocated to such Director’s Account will be distributed to the beneficiary designated by the Director, or (if there shall be no such beneficiary designated) to the person who would have a right to receive such distribution by will or (if there shall be no will) by the laws of descent and distribution of the state in which the Director was domiciled at death. Such distribution shall be made in a single payment and, except as otherwise described herein, in Stock. The Plan Agent shall deliver to the beneficiary the whole shares of Stock into which the Share Units allocated to such Director’s Account can be converted at the then current market price of the Stock. Any fractional shares allocated to such Director’s Account shall be sold at the Stock’s then current market price and the cash proceeds of such sale delivered to the beneficiary.
A beneficiary designation made by a Director shall remain in effect until such time as a Director files a new beneficiary designation with the Administrator. Prior to distribution, the

Administrator will verify the identity of the Director’s named beneficiary and such beneficiary will establish the right to receive distribution of any unpaid Deferred Compensation.
     3.7 Form of Distribution of Deferred Compensation. A Director’s Account shall be distributed in a single payment and, except as otherwise described herein, in Stock. The Stock so distributed shall be either (i) deposited into the Director’s dividend reinvestment account, if any, in which case any fractional shares shall also be allocated to such account, or (ii) delivered directly to said Director, in which case the Plan Agent shall deliver the whole shares of Stock into which the Share Units allocated to such Director’s Account can be converted at the then current market price of the Stock. Any fractional shares allocated to such Account shall be sold at the Stock’s then current market price and the cash proceeds of such sale delivered to the Director.
SECTION 4
PLAN ADMINISTRATION
     4.1 Reporting. The Plan Agent shall periodically report the following information to Pentair:
(a)	the total number of Share Units allocated to Accounts;

(b)	the total shares of Stock purchased by the Plan Agent since its last report; and

(c)	the number of shares of Stock into which Share Units then allocated to Accounts may be converted.
     4.2 Accounting. The Administrator and the Plan Agent shall assure that the following records are kept under the Plan for each Year for each Director:
(a)	whether the Director made an election to defer Fees and meeting attendance fees for the Year;

(b)	the amount or percentage of Fees and meeting attendance fees deferred;

(c)	the matching contribution made with respect to the Fees deferred;

(d)	the distribution election, if any, made by the Director; and

(e)	the Year in which the Fees and meeting attendance fees deferred were earned.
     4.3 Costs. Pentair shall pay all commissions, service charges or other costs incurred with respect to the purchase of Stock for purposes of the Plan. When any such Stock is sold, the Director is responsible for payment of any commissions, service charges or other costs incurred on account of such sale.

SECTION 5
MISCELLANEOUS
     5.1 Term of Plan. This Plan shall be effective January 1, 2008, and shall remain in effect until April 30, 2014, which represents the end of the ten (10) year term approved by shareholders effective as of May 1, 2004, unless earlier terminated by the Board.
     5.2 Board Tenure. The fact that a Director has elected to participate in the Plan shall not affect or qualify the right of the Board or of Pentair shareholders to remove such individual from the Board, consistent with the provisions of the Pentair Articles of Incorporation or By-Laws, or applicable provisions of Minnesota law.
     5.3 Code Section 409A. The Plan shall be administered in a manner consistent with Code section 409A and Treasury Regulations thereunder. Any permissible discretion to accelerate or defer a Plan distribution under such Regulations, the power to exercise which is not otherwise described expressly in the Plan, shall be exercised solely by the Administrator. The distribution provisions of Section 3.6 are subject to exceptions or overrides in the discretion of the Administrator or its delegate, but not in the discretion of the Director concerned, as otherwise provided in the Plan or as allowed under Code section 409A and Treasury Regulations thereunder.
     5.4 Delegation. To the extent permitted under Minnesota law, the Administrator or the Board may delegate to officers of Pentair any or all of their duties, power and authority under the Plan, subject to such conditions or limitations as the Administrator or the Board, as applicable, may establish. Notwithstanding the prior sentence, the Board may not delegate the power to amend or terminate the Plan.
     5.5 Funding. The Plan is a non-qualified, unfunded and unsecured deferred compensation arrangement. Pentair shall not establish, nor is it required to establish, a trust to fund benefits provided to Directors hereunder, or to earmark or segregate assets to provide for such benefits. In the event of default of payment hereunder by Pentair, the Directors shall have no greater entitlements or security than does an unsecured general creditor of Pentair.
     5.6 Nonalienability. Except as otherwise expressly provided herein or as otherwise required by law, no right or interest of any Director or the beneficiary named by a Director under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy or any other disposition of any kind, either voluntarily or involuntarily, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.
     5.7 Facility of Payment. If the Administrator shall determine a Director or a Director’s named beneficiary entitled to a distribution hereunder is incapable of caring for his or her own affairs because of illness or otherwise, it may direct any distribution from such Director’s Account be made, in such amounts as it shall determine, to the spouse, child, parent or other blood relative of such Director or beneficiary, or any of them, or to such other person or persons as the Administrator may determine, until such date as the Administrator shall determine such incapacity no longer exists; provided, however, the exercise of this discretion shall not cause an acceleration or delay in the time of distribution of Plan benefits except to the extent, and only for the duration of, the time reasonably necessary to resolve such matters or otherwise protect the interests of the Plan. The Administrator shall be under no obligation to see to the proper application of the distributions so made to such person or persons and any such distribution shall be a complete discharge of any liability under the Plan to such Director or beneficiary, to the extent of such distribution.
     5.8 Default. In the event Pentair shall fail to pay when due any Deferred Compensation, and such failure to pay continues for a period of thirty (30) days from receipt of written notice of nonpayment from the affected Director, Pentair shall be in default hereunder and shall reimburse the Director for expenses incurred in the collection of such amount, including reasonable attorneys’ fees. Pursuant to applicable provisions of Code section 409A, any such reimbursement must be paid to the affected Director not later than the end of the year following the year in which such expenses are incurred. Failure to timely submit a claim for reimbursement of any such expenses shall result in the forfeiture of the claim.
     5.9 Amendment or Termination. The Plan may be amended or terminated at any time by the Board; provided that the rights of Directors or former Directors accrued under the Plan through the date of such amendment or termination shall not be affected by such action without the express written consent of those individuals. Nothing herein shall be construed to prevent any modification, alteration or amendment of the Plan which is required to comply with the provision of any applicable law or regulations relating to the establishment or maintenance of this Plan.
     5.10 Federal Securities and Other Laws. Notwithstanding anything in the Plan to the contrary, and to the extent and for the time reasonably necessary to comply with federal securities laws (or other applicable laws or regulations), distribution dates under the Plan may be suspended, changed or delayed as necessary to comply with such laws or regulations; provided, however, any distributions so delayed shall be paid to the Director, or a beneficiary named by a Director, as of the earliest date the Administrator determines such distribution will not cause a violation of any laws or regulations.
     5.11 Applicable Law. To the extent not preempted by applicable federal law, the Plan shall be interpreted and construed in accordance with the substantive laws of the State of Minnesota, but without regard to any choice or conflict of laws provisions thereof.
     5.12 Construction. The Administrator shall have full power and authority to interpret and construe any provision of the Plan, to adopt rules and regulations not inconsistent with the Plan for purposes of administering the Plan with respect to matters not specifically covered in the Plan document and to amend and revoke any rules and regulations so adopted. Except as otherwise provided in the Plan, any interpretation of the Plan and any decision on any matter within the discretion of the Administrator which is made in good faith by the Administrator shall be final and binding.
     5.13 Indemnification. To the extent permitted by law, members of the Board shall be indemnified and held harmless by Pentair with respect to any loss, cost, liability or expense that may reasonably be incurred in connection with any claim, action, suit or proceeding which may arise by reason of any act or omission under the Plan which is taken within the scope of the Plan. Such indemnification shall cover any and all reasonable attorneys’ fees and expenses, judgments, fines and amounts paid on settlement, but only to the extent such amounts are (i) actually and reasonably incurred, (ii) not otherwise paid or reimbursable under an applicable Pentair paid insurance policy, and (iii) not duplicative of other payments made or reimbursements due under other indemnity agreements. In no event shall this Section 5.13 be construed to require Pentair to indemnify third parties with whom it may contract to perform administrative duties with respect to the Plan.
     5.14 Tax Withholdings and Consequences. (a) Tax Withholdings. Benefits earned under the Plan and payment of such benefits shall be subject to tax reporting and withholding as required by law. The amount of such withholding may be determined by treating such benefits as being paid in the nature of supplemental wages.
     (b) Tax Consequences. Pentair does not represent or guarantee that any particular federal, foreign, state or local income, payroll or other tax consequence will result from participation in this Plan or payment of benefits under the Plan.
     5.15 Savings Clause. If any term, covenant or condition of this Plan, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, the remainder of this Plan, or the application of any such term, covenant or condition to persons or circumstances other than those as to which it has been held to be invalid or unenforceable, shall not be affected thereby, and, except to the extent of any such invalidity or unenforceability, this Plan and each term, covenant and condition hereof shall be valid and shall be enforced to the fullest extent permitted by law.
     5.16 Interpretation. Section and subsection headings are for convenience of reference and not part of this Plan, and shall not influence its interpretation. Whenever any words are used in the Plan in the singular, masculine, feminine or neuter form, they shall be construed as though they were also used in the plural, feminine, masculine or non-neuter form, respectively, in all cases where such interpretation is reasonable.
     5.17 Communications. Pentair or the Plan Agent may, unless otherwise prescribed by any applicable state or federal law or regulation, provide the Plan’s prospectus, and any notices, forms or reports by using either paper or electronic means.
SECTION 6
TRANSITIONAL RULES
     6.1 Introduction. This Plan document is effective on January 1, 2008 (i.e., the “effective date”) and, except as otherwise provided herein, shall apply to only those Directors who are eligible to actively participate in the Plan on or after the effective date and to only such Fees and meeting attendance fees as are earned on or after the effective date. The provisions of the Plan document as in effect prior to the effective date shall continue to govern the rights and entitlements of persons and Fees and meeting attendance fees not described in the immediately preceding sentence except to the extent application of this Plan document does not materially diminish or enlarge such rights and entitlements.
     6.2 Grandfathered Deferred Compensation. (a) Equity Grants. The Plan as in effect prior to January 1, 2008 (i.e., the “prior plan”) provided for grants of Equity Compensation, as such term was defined in the prior plan. No such grants have been made to Directors since 2002, meaning all Equity Compensation which was payable under applicable provisions of the prior plan are grandfathered amounts and are not subject to the provisions of Code section 409A.
     (b) Deferred Compensation. All Fees and meeting attendance fees earned prior to January 1, 2005 and subject to an election to defer payment made by a Director under applicable provisions of the prior plan are grandfathered amounts and are not subject to the provisions of Code section 409A. Any Fees and meeting attendance fees earned on or after January 1, 2005 with respect to which an election to defer payment has been made shall be subject to applicable provisions of Code section 409A, even though such Fees and meeting attendance fees may have been earned and the election to defer payment made prior to the effective date of the Plan. Since January 1, 2005, the prior plan was operated in accordance with applicable provisions of Code section 409A, which provisions are reflected in the Plan. Therefore, the Plan shall govern elections to defer Fees and meeting attendance fees made on or after January 1, 2005, even though the Plan does not so retroactively amend the prior plan.
     6.3 Separate Accounting. For purposes of tracking Deferred Compensation which is treated as grandfathered for purposes of Code section 409A, the Administrator and the Plan Agent shall assure that records as defined in Section 4.2 are kept in a manner as will clearly differentiate between Fees and meeting attendance fees earned and deferred prior to January 1, 2005 and Fees and meeting attendance fees earned and deferred on or after January 1, 2005.